FOR IMMEDIATE RELEASE
                             ---------------------

                                                        Contact: Dwight V. Neese
                                                                       President
                                                            203 West Main Street
                                                            Union, SC 29379-0866
                                                                  (864) 429-1863


                        UNION FINANCIAL BANCSHARES, INC.
                                 CHANGES NAME TO
                      PROVIDENT COMMUNITY BANCSHARES, INC.

UNION, SOUTH CAROLINA - April 19, 2006; Union Financial Bancshares, Inc. (NASDAQ: UFBS) announced today that it has changed its name to Provident Community Bancshares, Inc. In connection with the name change, the Company will begin trading on NASDAQ under the ticker symbol "PCBS" effective April 20, 2006.

Dwight V. Neese, President and Chief Executive Officer of the Company and Provident Community Bank, commented: "This new corporate identity is more dynamic in nature and reflects the Company's broader market area. Following the recent openings of a satellite office in Westminster Towers and a full-service banking center Simpsonville and our expected opening of a full-service banking center in Manchester Village in the summer, our branch network will consist of ten offices in five counties - Union, Laurens, Fairfield, York and Greenville. Notwithstanding the name change, the Company will continue to maintain all of its current offices in Union County and offer the same level of products, services and community service to its customers as it has in the past.

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine banking locations in the upstate of South Carolina. At December 31, 2005, Provident Community Bancshares had $371 million in total assets and total stockholders' equity of $25.3 million. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005 and the Corporation's Annual Report in Form 10-K for the year ended December 31, 2004.